                                                                  EXHIBIT 12.1


                CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                      (In thousands except ratio amounts)






                                        1996             1995                  1994
                                    --------           -------               --------
Earnings
--------
Loss before taxes                   $(40,420)       $(27,515)                $(9,609)
Fixed Charges                         42,398           19,511                   4,903
                                    --------          -------                --------
  Earnings                             1,978          (8,004)                 (4,706)

Fixed Charges
 Interest Expense                     41,021           18,722                   4,655
 Interest Element of Rentals             206              132                      33
 Amortization of debt costs            1,171              657                     215
                                    --------          -------                --------
   Total Fixed Charges              $ 42,398          $19,511                  $4,903
                                    ========          =======                ========
Ratio of Earnings to Fixed Charges      -                -                       -

(1) Earnings for the year ended December 31, 1996, 1995 and 1994 were insufficient to cover the fixed charges by $40,420, $27,515 and $9,609, respectively. As a result of such deficiencies, the ratios are not presented above.